Exhibit 99.1
FOR IMMEDIATE RELEASE:
TRUEBLUE REPORTS 2012 THIRD QUARTER RESULTS
TACOMA, WA-Oct. 24, 2012--TrueBlue, Inc. (NYSE:TBI) today reported revenue for the third quarter of 2012 of $379 million, an increase of 2 percent, compared to revenue of $371 million for the third quarter of 2011. Net income for the quarter was $14.3 million or $0.36 per diluted share, compared to net income of $13.9 million or $0.33 per diluted share for the third quarter of 2011.

“TrueBlue achieved revenue and earnings per share growth this quarter, while managing through an increasingly difficult economic environment,” TrueBlue CEO Steve Cooper said. “Demand for labor in manufacturing has declined and growth trends softened across most of the other industries we serve. Our results have also been adversely impacted by the anticipated decline of a large customer project.

“For the fourth quarter, we anticipate the uncertain economic conditions to continue along with further decline from our large customer project.” TrueBlue estimates revenue in the range of $332 million to $342 million and net income per diluted share of $0.11 to $0.16 for the fourth quarter.

“We remain optimistic about our specialized approach to vertical markets and believe our strategies remain on track to deliver long-term growth for our shareholders,” Cooper said.

Management will discuss third quarter 2012 results on a conference call at 2 p.m. (PT) today, Wednesday, Oct. 24. The conference call can be accessed on TrueBlue's web site: www.trueblueinc.com.
About TrueBlue
TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2011, TrueBlue connected approximately 325,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the retail, wholesale, manufacturing, transportation, aviation, services, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue's website at www.trueblueinc.com.
Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the fiscal year ended Dec. 30, 2011 and in our quarterly reports on Form 10-Q subsequently filed. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts
Derrek Gafford, EVP & CFO
253-680-8214
Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2012	2011	2012	2011
Revenue from services	$379,467	$371,379	$1,044,915	$965,857
Cost of services	274,237	271,528	766,914	710,644
Gross profit	105,230	99,851	278,001	255,213
Selling, general and administrative expenses	77,634	73,235	221,243	206,071
Depreciation and amortization	4,660	4,205	14,156	11,989
Income from operations	22,936	22,411	42,602	37,153
Interest and other income, net	409	323	1,086	798
Income before tax expense	23,345	22,734	43,688	37,951
Income tax expense	8,998	8,821	17,474	14,724
Net income	$14,347	$13,913	$26,214	$23,227

Net income per common share:
Basic	$0.36	$0.33	$0.66	$0.54
Diluted	$0.36	$0.33	$0.66	$0.54
Weighted average shares outstanding:
Basic	39,516	41,612	39,547	42,813
Diluted	39,858	41,958	39,841	43,176

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	September 28,	December 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$119,341	$109,311
Accounts receivable, net	183,101	153,878
Other current assets	15,061	17,426
Total current assets	317,503	280,615
Property and equipment, net	57,418	56,239
Restricted cash and investments	132,052	130,498
Other assets, net	91,670	93,417
Total assets	$598,643	$560,769
Liabilities and shareholders’ equity
Current liabilities	$117,550	$112,289
Long-term liabilities	156,553	154,901
Total liabilities	274,103	267,190
Shareholders’ equity	324,540	293,579
Total liabilities and shareholders’ equity	$598,643	$560,769

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	39 Weeks Ended
	September 28,	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$26,214	$23,227
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	14,156	11,989
Provision for doubtful accounts	4,305	4,424
Stock-based compensation	6,268	5,583
Deferred income taxes	1,191	899
Other operating activities	1,196	(471)
Changes in operating assets and liabilities:
Accounts receivable	(33,528)	(70,116)
Income taxes	2,206	6,950
Other assets	(592)	1,720
Accounts payable and other accrued expenses	(2,906)	19,634
Accrued wages and benefits	8,248	12,033
Workers' compensation claims reserve	5,930	735
Other liabilities	280	(144)
Net cash provided by operating activities	32,968	16,463

Cash flows from investing activities:
Capital expenditures	(13,930)	(6,251)
Change in restricted cash and cash equivalents	487	65,104
Purchase of restricted investments	(18,153)	(87,768)
Maturities of restricted investments	14,418	6,193
Other	(250)	(6,800)
Net cash used in investing activities	(17,428)	(29,522)

Cash flows from financing activities:
Purchases and retirement of common stock	(4,386)	(50,143)
Net proceeds from stock option exercises and employee stock purchase plans	3,806	874
Common stock repurchases for taxes upon vesting of restricted stock	(2,076)	(1,692)
Payments on other liabilities	(3,987)	(302)
Other	764	674
Net cash used in financing activities	(5,879)	(50,589)
Effect of exchange rates on cash	369	(455)
Net change in cash and cash equivalents	10,030	(64,103)
CASH AND CASH EQUIVALENTS, beginning of period	109,311	163,153
CASH AND CASH EQUIVALENTS, end of period	$119,341	$99,050